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                                                                     EXHIBIT 5.1

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA  19103

October 14, 1999

Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA 19380

Re: Cephalon, Inc. - Registration Statement on Form S-3 Relating to the Registration of 2,500,000 shares of Convertible Exchangeable Preferred Stock, $125,000,000 7.25% Subordinated Convertible Debentures and 6,975,447 shares of Common Stock, $.01 par value

Ladies and Gentlemen:

We have acted as counsel to Cephalon, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the subject Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to (i) 2,500,000 shares of Convertible Exchangeable Preferred Stock (the "Preferred Stock"), (ii) $125,000,000 7.25% Subordinated Convertible Debentures (the "Debentures") and (iii) 6,975,447 shares of Common Stock of the Company's common stock, par value $.01 per share (the "Common Stock") issuable upon the conversion of the Preferred Stock or the Debentures if issue (the "Conversion Shares"), all of which are to be sold by certain holders of the Preferred Stock, the Debentures, if issued, or the Conversion Shares as described in the Registration Statement (the "Selling Stockholders"). The Debentures will be issued, if at all, under an Indenture dated as of August 18, 1999 (the "Indenture") by and between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee").

In rendering the opinion set forth below, we have examined (i) the Registration Statement and the exhibits thereto, (ii) the Restated Certificate of Incorporation of the Company (the "Certificate"), (iii) the Indenture, (iv) the specimen Preferred Stock Certificate and (v) the form of Debenture. We have also examine certain records of the Company's corporate proceedings as reflected in its minute books and such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The shares of Preferred Stock to be sold by the Selling Stockholders are duly authorized, legally issued, fully paid and nonassessable.

2. The Debentures, when issued, executed and delivered in exchange for the Preferred Stock in accordance with the terms of the Certificate and the Indenture, and when authenticated and
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         delivered by the Trustee in accordance with the Indenture and assuming no change in the law from the date of this opinion, will be legally issued and binding obligation of the Company.

3. The Conversion Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Certificate or the Indenture, as the case may be, will be validly issued, fully paid and nonassessable, assuming no change in applicable law.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware, as amended.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Opinion" in the Prospectus. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the Commission thereunder.

The opinion expressed herein is solely for your benefit and may be relied upon only by you.

Very truly yours,

/s/  Morgan, Lewis & Bockius LLP